IOWA FIRST BANCSHARES CORP.
                                Second and Cedar
                              Muscatine, Iowa 52761
                                 (563) 263-4221

For more information contact:
D. Scott Ingstad, Chairman, President and CEO (563-262-4202)  Or
Kim K. Bartling, Executive Vice President, Chief Operating Officer
  & Treasurer (563-262-4216)

                                  PRESS RELEASE

          FOR RELEASE July 21, 2003, at 9:00 a.m. Central Standard Time

          Iowa First Bancshares Corp. Reports Second Quarter Financial
                          Results and Dividend Payment

Iowa First Bancshares Corp. (OTCBB IFST) today reported net income of $944,000 for the quarter ended June 30, 2003, compared to net income of $869,000 for the quarter ended June 30, 2002, an increase of $75,000 or 8.6%. This increase in net income, despite a decline in net interest income, resulted from lower provision for loan losses during the second quarter of 2003 than experienced the second quarter of 2002. Additionally, noninterest income was substantially higher in the quarter ended June 30, 2003, than the quarter ended June 30, 2002.
Diluted earnings per share were $.67 during the three months ended June 30, 2003, and $.60 for the comparable period the prior year, an increase of $.07 or 11.7%. The Company's annualized return on average assets and return on average equity for the quarter ended June 30, 2003 was .95% and 15.2%, respectively.

Net income for the six months ended June 30, 2003, totaled $1,561,000 which was $163,000 or 9.5% less than the comparable period last year. This decrease in net income was primarily attributable to higher provision for loan losses during the first six months of 2003 than the same period in 2002. Moreover, net interest income for the first two quarters of 2003 was lower than the comparable period in 2002. Diluted earnings per share for the first six months of 2003 of $1.10 were $.09, or 7.6%, lower than the prior year. The Company's annualized return on average assets and return on average equity for the six months ended June 30, 2003, was .80% and 12.7%.

Total assets grew $15.4  million  (4.1%),  and total  deposits  increased  $21.0 million  (7.7%)  during  the first six  months  of 2003.  Year-to-date  2003 net interest  margin of 3.20% declined from 3.36% over the same period in 2002. This translated  into a decrease of $112,000 or 2.0% in net  interest  income for the six months ended June 30, 2003 compared to the first six months of 2002.

The Company has, during the first six months of 2003, repurchased for the treasury 4,000 shares or 0.3% of the total common shares outstanding as of the prior year end. The Company plans to continue repurchasing shares of its common stock as they become available. These share repurchases are possible due to the strong capital base and sufficient cash flow of Iowa First Bancshares Corp.

The board of directors declared a $.235 per common share cash dividend to be paid to shareholders of record July 1, 2003. This dividend will be paid on July
29, 2003 and results in an annualized yield of 3.55% on the December 31, 2002 stock price.

Iowa First Bancshares Corp. is a bank holding company headquartered in Muscatine, Iowa. The Company provides a wide array of banking and other financial services to individuals, businesses and governmental organizations through its two wholly-owned national banks located in Muscatine and Fairfield, Iowa. Iowa First Bancshares Corp. common stock is traded on the Over-The-Counter
Bulletin Board market under the symbol IFST.

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

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's services and products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development and deployment of technology, regulatory or other developments in the industry, and the emergence of future opportunities or threats. Investors are directed to the Company's 2002
Annual  Report on Form 10-K  which is filed  with the  Securities  and  Exchange
Commission.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
              (Dollar amounts in thousands, except per share data)
                                   (unaudited)
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                                         For the Three   For the Three     For the Six     For the Six
                                         Months Ended    Months Ended     Months Ended    Months Ended
                                         June 30, 2003   June 30, 2002    June 30, 2003   June 30, 2002
                                         --------------------------------------------------------------
Net Interest Income ..................     $  2,839         $  2,938        $  5,620         $  5,732
Provision for Loan Losses ............           90              167             460              235
Noninterest Income ...................          765              641           1,412            1,320
Noninterest Expense ..................        2,180            2,154           4,380            4,330
Net Income After Income Taxes ........          944              869           1,561            1,724

Net Income Per Common Share,
   Basic and Diluted .................     $   0.67         $   0.60        $   1.10         $   1.19


                                                             As of            As of           As of
                                                         June 30, 2002    June 30, 2003   June 30, 2002
                                                         ----------------------------------------------

Net loans ............................                      $271,383        $273,922         $278,093
Total Assets .........................                       394,078         378,705          374,807
Total Deposits .......................                       291,377         270,422          267,575

Tier 1 Capital .......................                        30,289          29,504           28,640


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